As filed with the Securities and Exchange Commission on November 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	20-8370041
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of Principal Executive Offices including Zip Code)

Accuray Incorporated 2016 Equity Incentive Plan

Accuray Incorporated Amended and Restated 2007 Employee Stock Purchase Plan

(Full Title of the Plan)

Joshua H. Levine	Copy to:
President and Chief Executive Officer	Katharine A. Martin
Accuray Incorporated	Wilson Sonsini Goodrich & Rosati
1310 Chesapeake Terrace	650 Page Mill Road
Sunnyvale, California 94089	Palo Alto, CA 94304
(408) 716-4600	(650) 493-9300

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount Of
Securities To Be	To Be	Price Per	Offering	Registration
Registered	Registered (1)	Share	Price	Fee
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Accuray Incorporated 2016 Equity Incentive Plan	13,159,840(2)	$5.23(3)	$68,825,963.20	$7,976.93
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Accuray Incorporated Amended and Restated 2007 Employee Stock Purchase Plan	1,000,000(4)	$4.45(5)	$ 4,450,000.00	$ 515.76
Total	14,159,840		$73,275,963.20	$8,492.69

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Accuray Incorporated 2016 Equity Incentive Plan (the “2016 Plan”) or the Accuray Incorporated Amended and Restated 2007 Employee Stock Purchase Plan (the “ESPP”) being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)

Represents (a) 4,000,000 shares of common stock initially available for grants under the 2016 Plan, (b) 3,101,323 shares of common stock that have been reserved but not issued pursuant to any awards granted under the 2007 Plan, and (c) 6,058,517 shares of our common stock subject to outstanding stock options, restricted stock units, performance shares, performance units, or similar awards that were previously granted under the 2007 Plan that, on or after the date that the 2016 Plan is approved by our stockholders, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of $5.23 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on November 25, 2016.

(4)	Represents an increase of 1,000,000 shares to the number of shares of the Registrant’s Common Stock reserved for issuance under the ESPP.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of 85% of $5.23 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on November 25, 2016. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s common stock on the first trading day of the offering period or on the exercise date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Commission on August 24, 2016 (File No. 001-33301) (including portions incorporated by reference to the Company’s proxy statement on Schedule 14A);

(b)         The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 1, 2016 (File No. 001-33301);

(c)          The Company’s Current Reports on Form 8-K filed with the Commission  (File No. 001-33301) on September 20, 2016, November 4, 2016 and November 18, 2016; and

(d)         The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 7, 2007 (File No. 001-33301), including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement.  Information contained in a Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement.

Item 4.   Description of Securities

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

Not applicable

Item 6.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•                  any breach of the director’s duty of loyalty to us or to our stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•                  any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Our amended and rested bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Under our amended and restated bylaws, we are empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

See Index to Exhibits following the signature page.

Item 9.  Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 29th day of November, 2016.

ACCURAY INCORPORATED

By:	/S/ JOSHUA H. LEVINE
Joshua H. Levine
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joshua H. Levine and Kevin M. Waters and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSHUA H. LEVINE	President and Chief Executive Officer and Director (principal executive officer)	November 29, 2016
Joshua H. Levine

/S/ KEVIN M. WATERS	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	November 29, 2016
Kevin M. Waters

Louis J. Lavigne, Jr.	Chairperson of the Board and Director	November , 2016

/S/ ELIZABETH DÁVILA	Vice Chairperson of the Board and Director	November 29, 2016
Elizabeth Dávila

/S/ JACK GOLDSTEIN, PH.D.	Director	November 29, 2016
Jack Goldstein, Ph.D.

/S/ RICHARD R. PETTINGILL	Director	November 29, 2016
Richard R. Pettingill

/S/ ROBERT S. WEISS	Director	November 29, 2016
Robert S. Weiss

/S/ DENNIS WINGER	Director	November 29, 2016
Dennis Winger

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1	Power of Attorney (contained on signature page hereto).
99.1(1)	Accuray Incorporated 2016 Equity Incentive Plan.
99.2(2)	Accuray Incorporated Amended and Restated 2007 Employee Stock Purchase Plan.

(1)                                 Incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on October 7, 2016 (No. 001-33301).

(2)                                 Incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on October 7, 2016 (No. 001-33301).